SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2005 ebank Financial Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-24043	58-2349097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339
(Addresses of Principal Executive Offices, including Zip Code)

(770) 863-9225
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

     ebank Financial Services, Inc.(the “Company”) has entered into a Standstill Agreement (the “Standstill Agreement”) with Edward L. Terry and Gary R. Rhineheart and certain of their related interests in conjunction with Messrs Terry and Rhineheart’s filing of a Change in Control Notice with the Office of Thrift Supervision (“OTS”). Mr. Terry and Mr. Rhineheart, as part of an investor group that includes Davis Terry LP, Evelyn Terry, EMT Properties, Inc. Profit Sharing Plan and Salt River Ranch, LLC, all of whom are affiliated with Mr. Terry (the “Terry Affiliates”) currently own approximately 15.37% of the Company’s outstanding common stock, subject to the terms of a Rebuttal of Presumption of Control filed with and accepted by the OTS in May 2004.

     Under the terms of the Standstill Agreement, Mr. Terry and Mr. Rhineheart have agreed to own Company common stock only in their personal names, to limit their collective beneficial ownership of Company common stock to no more than 33% of the Company’s outstanding shares and to transfer shares currently held by Davis Terry, LP to Mr. Terry individually. They have also agreed not to (i) participate in any “extra-ordinary” transaction with the company or its affiliates, (ii) solicit proxies in opposition to Company management, or (iii) to become part of a “group” with any other persons. The Company and Messrs. Terry and Rhineheart intend to explore, subject to approval of the parties and regulatory approvals, creating a mortgage company joint venture. The effectiveness of the Standstill Agreement is conditioned on OTS approval of the Change in Control Notice.

     Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the Standstill Agreement.

Item 8.01 Other Events

     As noted above, Edward L. Terry and Gary R. Rhineheart have filed a Change in Control application with the OTS. Although Messrs. Terry and Rhineheart have agreed to limit their ownership to 33%, the Change in Control application is required by the OTS for anyone planning to acquire in excess of 25% of the outstanding shares of a thrift institution.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Exhibit Description
99.1	Standstill Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc. (Registrant)
/s/ James L. Box
James L. Box
Chief Executive Officer

Date: May 16, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Standstill Agreement